Pricing Supplement No. 6                        Filed Pursuant to Rule 424(b)(3)
dated May 7, 2003                     Registration Nos. 333-89202, 333-89202-01,
(To Prospectus dated                               333-89202-02 and 333-89202-03
August 9, 2002 and
Prospectus Supplement dated
September 10, 2002)



                              ZIONS BANCORPORATION
                       Senior Medium-Term Notes, Series A
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         This Pricing Supplement accompanies and supplements the Prospectus dated August 9, 2002 as supplemented by the Prospectus Supplement dated September 10, 2002. The notes have the terms set forth below and elsewhere in this Pricing Supplement.


Principal Amount: Up to $60,000,000. See       Initial Settlement
                  "Other Provisions" below.    Date: May 13, 2003

Interest Rate: Three-month LIBOR               Issue Price:  99.90%
               plus 50 basis points.

Underwriting Discount:  0.10%                  Net Proceeds to Zions:  99.80%


Agent acting in the capacity as:  [ ]  Agent   [X]  Principal
      If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [X] The Notes are being offered at a fixed initial public offering price of 99.90% of principal amount plus accrued interest from May 13, 2003.

      If as Agent: the Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Other Provisions:

         Zions Bancorporation intends to apply to list the notes on the New York Stock Exchange and, assuming the notes are approved for listing by the New York Stock Exchange, expects trading in the notes to begin within 30 days after the Settlement Date.

         The aggregate principal amount of the series of notes offered by this pricing supplement is up to $60,000,000. Zions Investment Securities, Inc. will use its reasonable best efforts to solicit purchases of the notes. However, we cannot assure you that we will issue the entire $60,000,000 and we may issue substantially less than that amount. Zions Bancorporation may from time to time, without the consent of the existing holders of the notes, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of the interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

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         THESE NOTES WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF OURS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Zions Bancorporation may use this pricing supplement in the initial sale of any note. In addition, Zions Investment Securities, Inc. or any other affiliate of Zions Bancorporation may use this pricing supplement in a market-making transaction in any note after its initial sale. UNLESS ZIONS BANCORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                        ZIONS INVESTMENT SECURITIES, INC.

                                   -----------

Stated Maturity: May 13, 2005

Interest Payment Dates: February 13, May 13, August 13 and November 13, commencing August 13, 2003.

Interest Rate Basis:

   [ ]  CD Rate:                           [ ]  EURIBOR
   [ ]  Prime Rate:                        [ ]  Treasury Rate
   [ ]  Commercial Paper Rate:             [ ]  Federal Funds Rate
   [ ]  LIBOR:  (Reuters Page____)         [ ]  Other:___________
   [X]  LIBOR (Telerate Page 3750)

Index Currency:  U.S. Dollars               Index Maturity:  3 months

Initial Interest Rate: 1.78%

Maximum/Minimum Interest Rate:  None

Interest Reset Period and Dates:  Quarterly; February 13, May 13, August 13,
                                  and November 13

Spread (+/-):  +.50                         Spread Multiplier: None

Rate of interest on any overdue principal, premium and/or interest: applicable quarterly Interest Rate

Redemption:
   [ ] The Notes cannot be redeemed prior to the Stated Maturity.
   [X] The Notes may be redeemed prior to the Stated Maturity.
          Redemption Commencement Date: May 13, 2004; the notes may be redeemed in whole, and not in part, on the Redemption Commencement Date and on each Interest Reset Date subsequent to the Redemption Commencement Date. If Zions Bancorporation exercises an option to redeem any of the notes, Zions Bancorporation will give to the trustee and the holder written notice of the principal amount of notes to be redeemed, not less than 10 business days nor more than 60 calendar days before the applicable redemption date.
          Redemption Price: 100%

Optional Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity.
   [ ] The Notes can be repaid prior to the Stated Maturity at the option of the holder of the Notes.

Authorized Denomination:
   [X] $1,000 and integral multiples of $1,000 in excess thereof
   [ ] Other:

Original Issue Discount:       [ ]  Yes   [X]  No
      Total Amount of OID: N/A
      Yield to Maturity: N/A
      Initial Accrual Period: N/A

Defeasance:
      Full Defeasance:         [ ]  Yes   [X] No
      Covenant Defeasance:     [ ]  Yes   [X] No

Sinking Fund: [ ] Yes   [X] No

Form:  [X] Book-Entry   [ ] Certificated